UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 19, 2009

Limited Brands, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-8344	31-1029810
(Commission File Number)	(IRS Employer Identification No.)

Three Limited Parkway Columbus, OH	43230
(Address of Principal Executive Offices)	(Zip Code)

(614) 415-7000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Indenture and 8.50% Senior Notes due 2019

On June 19, 2009, Limited Brands, Inc. (the “Company”) issued $500 million aggregate principal amount of 8.50% senior notes due 2019 (the “Notes”) governed by an Indenture, dated as of June 19, 2009, among the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”). The Notes rank equally with all of the Company’s existing and future senior debt and rank senior to all of the Company’s future subordinated debt, if any. The Notes are guaranteed by certain of the Company’s subsidiaries (the “Guarantors”) on a senior unsecured basis and therefore rank senior to the Company’s existing unsecured notes to the extent of the value of the assets of the Guarantors. The Notes and the guarantees rank effectively junior to all secured debt of the Company and the Guarantors to the extent of the value of the assets securing such debt.

The Company will pay interest on the Notes at 8.50% per annum, semiannually to holders of record at the close of business on the June 1 or December 1 immediately preceding the interest payment date on June 15 or December 15 of each year, commencing on December 15, 2009.

The Company may redeem some or all of the Notes at any time at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest plus a “make-whole” premium. The Company may also redeem up to 35% of the Notes using the proceeds of certain equity offerings completed before June 15, 2012. If a change of control triggering event (as defined in the Indenture) occurs, the Company must offer to purchase the Notes.

The Indenture contains covenants that limit the ability of the Company and its subsidiaries to, among other things: (i) create liens on certain assets and (ii) merge, consolidate, sell or otherwise dispose of all or substantially all of their assets. These covenants are subject to a number of important exceptions and qualifications. The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Registration Rights Agreement

On June 19, 2009, in connection with the issuance of the Notes, the Company and the Guarantors entered into a registration rights agreement with J.P. Morgan Securities Inc., as representative of the initial purchasers, relating to, among other things, the exchange offer for the Notes and the related guarantees (the “Registration Rights Agreement”).

Subject to the terms of the Registration Rights Agreement, the Company and the Guarantors will use their reasonable best efforts to register with the SEC notes and guarantees having substantially identical terms as the Notes as part of offers to exchange freely tradable exchange notes for the Notes within 270 days after the issue date of the Notes.

If the Company and the Guarantors fail to meet these targets (a “registration default”), the annual interest rate on the Notes will increase by 0.25% per year for the first 90-day period after a registration default. The annual interest rate on the Notes will increase by an additional 0.25% per year for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 0.50% per year over the otherwise applicable interest rate, which is 8.50%. If the registration default is corrected, the applicable interest rate will revert to the original level.

Item 9.01.	Financial Statements and Exhibits

(d)	EXHIBITS

4.1	Indenture, dated as of June 19, 2009, among Limited Brands, Inc., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee.

4.2	Registration Rights Agreement, dated as of June 19, 2009, among Limited Brands, Inc., the guarantors named therein and J.P. Morgan Securities Inc., as representative of the initial purchasers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Limited Brands, Inc.

Date: June 24, 2009	By	/s/ Stuart B. Burgdoerfer
Stuart B. Burgdoerfer
Executive Vice President and Chief Financial Officer*

*	Mr. Burgdoerfer is the principal financial officer and the principal accounting officer and has been duly authorized to sign on behalf of the Registrant.